United States
Securities and Exchange Commission
Washington, D.C. 20549
____________________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2003

ARS NETWORKS, INCORPORATED
(Exact name of registrant as specified in its charter)

New Hampshire
(State or other jurisdiction of incorporation)

001-14883 (Commission File Number)	14-1805077 (IRS Employer Identification No.)
100 Walnut Street Champlain, New York (Address of principal executive offices)	12919 (Zip Code)

(518) 298-2042
(Registrant's telephone number, including area code)

Item 2.  Purchase or Disposition of Assets.

On April 22, 2003, the registrant's and the registrant's wholly-owned subsidiary, ARS Products Inc., and Majestic Refilter, Ltd. executed that certain Plan and Agreement of Triangular Merger.  Pursuant to the Plan, the stockholders of Majestic Refilter desired to cause the merger of Majestic Refilter with and into ARS Products, and receive shares of the common stock of the registrant, par value $0.0001 per share (the "ARSN Stock") in exchange for all of their shares of the common stock of Majestic Refilter, par value $0.001 per share (the "Majestic Refilter Stock").  ARS Products shall be the Surviving Corporation (the "Surviving Corporation").

The effective date of the Merger shall be the date of the filing of Articles of Merger for Majestic Refilter and ARS Products in the states of Delaware and Nevada.

The stockholders of Majestic Refilter currently own 2,000,000 shares of the Majestic Refilter Stock, which shares constitute all of the issued and outstanding shares of the capital stock of Majestic Refilter.  As a result of the Merger, the stockholders of Majestic Refilter shall be entitled to receive, in exchange for all of their Majestic Refilter Stock, 2,000,000 shares of the ARSN Stock.  The presently issued and outstanding shares of the ARS Products Stock shall be retained by its current stockholder, ARSN, following the Merger, so that following the Merger, ARSN will continue to own 100 percent of the issued and outstanding shares of the ARS Products Stock.

The Certificate of Incorporation and Bylaws of ARS Products existing on the effective date of the Merger shall continue in full force as the Certificate of Incorporation of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

Item 7.  Financial Statements and Exhibits.

Financial Statements.

None.  Financial statements with respect to Majestic Refilter, Ltd. will be filed within the time permitted by the regulations of the Securities and Exchange Commission, inasmuch as such financial statements have not been completed as of the date hereof.

Exhibits.

            The following exhibits are filed herewith:

Exhibit 10.1.  Plan and Agreement of Triangular Merger between the Registrant and its wholly-owned subsidiary, ARS Products, Inc. and Majestic Refilter, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2003	ARS NETWORKS, INCORPORATED

By /s/ Sydney A. Harland
Sydney A. Harland, President